SCHEDULE 14A

                             SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934
                               (Amendment No. ___)

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   Filed by a Party other than the Registrant [ ]
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   [ ]  Preliminary Proxy Statement
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        6(a)(2))
   [x]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                             American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.
                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.
        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        4)   Proposed maximum aggregate value of transaction:

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

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        4)   Date Filed:


                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            To Be Held on May 22, 1997



   To Our Stockholders:




        You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. Eastern Time on Thursday, May 22, 1997.

        The purposes of the meeting are:

        1.   To elect eight directors;

        2.   To approve an amendment to the AAG 1994 Stock Option
             Plan to increase the maximum number of options to be granted from 1,500,000 to 2,000,000;

        3.   To approve the AAG 1997 Directors' Stock Option Plan;

        4.   To approve the AAG Directors' Compensation Plan; and

        5. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 24, 1997 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

        You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.




                                           Carl H. Lindner
                                           Chairman of the Board

   Dated:  March 24, 1997




                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 22, 1997



                                   INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Thursday, May 22, 1997, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

        The approximate mailing date of this Proxy Statement and the accompanying proxy form is March 31, 1997.



   Outstanding Voting Securities of AAG

        Holders of record of the common stock, $1.00 par value per share, of AAG (the "Common Stock") at the close of business on March 24, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 43,201,574 shares of Common Stock were issued and outstanding.

        Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders

        As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Group, Inc. and its subsidiaries (collectively "AFG"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 35,059,995 shares, or approximately 81.2% of the shares outstanding as of the Record Date.

        Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively the "Lindner Family"), the beneficial owners of approximately 43% of AFG's voting stock, share voting and dispositive power with AFG with respect to the shares of AAG Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of AAG.


   Action to be Taken at the Meeting

        All shares represented by a properly executed and unrevoked proxy will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the eight nominees for director named herein and for proposals 2, 3 and 4.

        Management knows of no other matter to be presented at the Annual Meeting upon which a vote may be taken, but if any other matter is presented, the proxy holders will vote in accordance with their judgment as to the best interest of AAG. Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director

        Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

        The number of directors to be elected at the Annual Meeting is eight. The eight directors so elected will, upon such election, constitute the entire Board of Directors.

        In accordance with AAG's Certificate of Incorporation, the only candidates eligible for election at the Annual Meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

        The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, A. LEON FERGENSON, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and RONALD F. WALKER. See "MANAGEMENT" for information relating to the nominees. The eight nominees receiving the highest numbers of votes will be elected as directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.






                    PROPOSAL 2:  APPROVAL OF AMENDMENT TO THE
   AAG 1994 STOCK OPTION PLAN


        On March 2, 1994, the Board of Directors adopted, and on June 13, 1994, stockholders of AAG approved the AAG 1994 Stock Option Plan (the "1994 Stock Option Plan"). The 1994 Stock Option Plan provides for the issuance of both incentive stock options ("Incentive Stock Options") and non-qualified stock options ("Non-qualified Stock Options") to officers and certain key management personnel ("Key Employees").

        On October 23, 1996, the Board of Directors increased the number of shares of AAG Common Stock obtainable upon exercise of options granted under the 1994 Stock Option Plan from 1,500,000 to 2,000,000, subject to stockholder approval. Of such 2,000,000 shares, 366,000 options to purchase shares remain available for grant. The Board of Directors believes that options to purchase additional shares of AAG Common Stock should be made available for grant under the 1994 Stock Option Plan and is seeking stockholder approval of the increase.

   Purpose of the Plan

        The purpose of the 1994 Stock Option Plan is to promote the interests of AAG and its stockholders by providing a means for selected Key Employees of AAG and its subsidiaries to acquire a proprietary interest in AAG, thereby strengthening AAG's ability to attract capable management personnel and provide an inducement for Key Employees to remain employed by AAG or its subsidiaries and to perform at their maximum levels.

   Eligibility

        Options under the 1994 Stock Option Plan may be granted to Key Employees of AAG and its subsidiaries.

   Securities to be Utilized

        The maximum number of shares of AAG Common Stock for which options may be granted under the 1994 Stock Option Plan is currently 2,000,000 (subject to antidilution provisions and stockholder approval). Shares delivered by AAG pursuant to the exercise of options may be authorized but unissued shares of Common Stock, previously acquired treasury shares or a combination thereof. Shares subject to options which expire or are terminated shall again be available for the granting of other options under the 1994 Stock



   Option Plan.

   Plan Administration and Termination

        The 1994 Stock Option Plan is administered by the Organization and Policy Committee (the "Committee") which is comprised of not less than two "outside directors," as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), or rules promulgated thereunder. Each member is also a "Non-Employee Director" as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board of Directors is authorized to amend the 1994 Stock Option Plan at any time without further stockholder approval unless such amendment would cause the 1994 Stock Option Plan to cease to satisfy any applicable conditions of either Rule 16b-3 or Section 162(m) of the Code. Unless earlier terminated, the 1994 Stock Option Plan will continue in effect until March 2, 2004. Any stock options granted prior to the termination of the plan will remain outstanding for the term of such option.

   Price, Exercise Period and Vesting of Options

        The Committee determines the exercise price for options granted under the 1994 Stock Option Plan. The exercise price for a Non-qualified Stock Option may be less than the Fair Market Value per Share but must not be less than the $1.00 par value per share of Common Stock (the "Par Value"). The exercise price for an Incentive Stock Option must not be less than the greater of (i) 100% of the Fair Market Value per share of Common Stock on the date of grant or (ii) the Par Value. Also, for Incentive Stock Options, if the Optionee owns, directly or indirectly, stock representing more than 10 % of either (i) the total combined voting power of all classes of stock of the Company or (ii) a corporation that owns 50% or more of the total combined voting power of all classes of stock of the Company, then the exercise price must equal at least 110% of the Fair Market Value on the date of grant and the term of the option cannot exceed five years from the date of grant. The Fair Market Value of the Common Stock is the closing price of AAG Common Stock on the New York Stock Exchange Composite Tape for the most recent day of trading.

        Twenty percent of the shares underlying an option will become exercisable upon the first anniversary of the date of grant, and twenty percent vest on each anniversary thereafter. On March 14, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $16.63.

        Payment for shares purchased upon exercise of an option will generally be made in cash. The Committee, however, may permit payment by (i) delivery of shares of AAG Common Stock already owned by the Optionee having a Fair Market Value equal to the cash option price of the shares; (ii) a combination of share delivery and cash payment or (iii) any other method.

   Federal Income Tax Consequences

        Incentive Stock Options. AAG intends that the majority of the options granted under the 1994 Stock Option Plan will qualify as incentive stock options under Section 422 of the Code.

        An Optionee does not recognize any taxable income at the time of the grant of an Incentive Stock Option. If an Optionee acquiring stock pursuant to an incentive stock option does not dispose of the stock until the later of one year after the transfer of the stock to the Optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the Optionee or AAG when the incentive stock option is exercised. This tax treatment is not applicable if the Optionee exercises the option more than three months after his or her employment ends.

        If stock acquired upon exercise of an option is sold by the Optionee and the holding period requirements described in the preceding paragraph have not been met, the Optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the purchase price at which the stock was acquired. AAG will generally be entitled to a compensa-tion deduction in an equivalent amount. For purposes of determining gain or loss upon sale of the stock an amount equal to this compensation income will be added to the exercise price of the stock and the total will be the Optionee's adjusted basis of the stock. Gain or loss will be determined based upon the difference between the Optionee's adjusted basis of the stock and the net proceeds of the sale, and the Optionee will be required to report such gain or loss as long-term or short-term (depending on how long the Optionee held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

         The difference between the Fair Market Value of the stock on the date of exercise and the exercise price results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et. seq. of the Code, which may trigger alternative minimum tax consequences for Optionees. Any alternative minimum tax that is payable may ultimately be credited against taxes owed upon disposition of the stock.

        Non-qualified Options. AAG may also grant Non-qualified Options under the 1994 Stock Option Plan. In general, there will be no tax consequences to the Optionee or the Company when the option is granted if the option does not have a readily ascertainable fair market value. Upon exercise of the option, the Optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the exercise price. AAG will generally be entitled to a compensation deduction in an equivalent amount.

        The Board of Directors recommends that stockholders vote FOR the proposal to approve the amendment to the AAG 1994 Stock Option Plan to increase the number of shares of AAG Common Stock obtainable upon exercise of options from 1,500,000 to 2,000,000. The Company has been informed that AFG intends to vote its shares FOR approval of the amendment to the AAG 1994 Stock Option Plan.


   PROPOSAL 3:  APPROVAL OF THE AAG 1997 DIRECTORS' STOCK OPTION PLAN

        On February 13, 1997, the Board of Directors adopted, subject to approval of the stockholders of AAG at the Annual Meeting, the 1997 Directors' Stock Option Plan (the "Directors' Stock Option Plan"). The Directors' Stock Option Plan provides for the issuance of stock options to non-employee directors ("Eligible Directors") of AAG.

        The following description is qualified in its entirety by reference to the text of the Directors' Stock Option Plan which is set forth in Annex 1 to this Proxy Statement.

   Purpose of the Plan

        The purpose of the Directors' Stock Option Plan is to promote the interests of AAG and its stockholders by providing a means for attracting and retaining directors of outstanding competency, dedication and loyalty.


   Securities to be Utilized

        The maximum number of shares of AAG Common Stock for which options may be granted under the Directors' Stock Option Plan is 500,000 (subject to antidilution provisions). Shares delivered by AAG pursuant to the exercise of options may be authorized but unissued shares of Common Stock, previously acquired treasury shares or a combination thereof. Shares subject to options which expire or are terminated shall again be available for the granting of other options under the Directors' Stock Option Plan.

   Plan Administration and Termination

        The Directors' Stock Option Plan will be administered by the Committee. The Board of Directors will have the ability to amend the Directors' Stock Option Plan at any time without further stockholder approval unless such amendment would cause the Directors' Stock Option Plan to cease to satisfy any applicable conditions of Rule 16b-3 promulgated under the Exchange Act. Unless earlier terminated, the Directors' Stock Option Plan will continue in effect until February 13, 2007.

   Price, Exercise Period and Vesting of Options

        Each Eligible Director has, subject to stockholder approval of the Directors' Stock Option Plan, been granted options to purchase 10,078 shares of Common Stock at $14.38, which was the closing price on the date of grant.

        On each March 1, each then Eligible Director will receive options to purchase 1,000 shares of Common Stock. Each Eligible Director elected in the future who was not an Eligible Director on the effective date of the Directors' Stock Option Plan will receive options to purchase 10,000 shares of Common Stock upon election.

        The price of options granted after the Effective Date shall be the average of the mean between the high and low sales prices for the Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the date of grant. On March 14, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $16.63.

        Twenty percent of the shares underlying an option will become exercisable upon the first anniversary of the date of grant, and twenty percent will vest on each anniversary thereafter.

        Payment for shares purchased upon exercise of an option may be made in cash, by surrender of other owned shares of Common Stock or by a combination of such methods. Payment for shares may also be made by withholding that number of shares having a fair market value of shares acquired pursuant to the exercise. The Committee, however, may permit payment by any other method.

   Federal Income Tax Consequences

        In general, there will be no tax consequences to the Optionee or AAG when the option is granted. Upon exercise of the option, the Optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the exercise price.

        The Board of Directors recommends that stockholders vote FOR the proposal to approve the AAG 1997 Directors' Stock Option Plan. The Company has been informed that AFG intends to vote its shares FOR approval of the AAG 1997 Directors' Stock Option Plan.




   PROPOSAL 4:  APPROVAL OF THE AAG DIRECTORS' COMPENSATION PLAN

        On May 23, 1996, the Board of Directors adopted the AAG Directors' Compensation Plan (the "Directors' Plan"), subject to approval by stockholders. The purpose of the Directors' Plan is to align further the interests of the AAG's non-employee directors with the interests of stockholders by providing that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of Common Stock.

        All directors who are not officers or employees of AAG are currently paid the following fees: an annual retainer of $25,000 ("Board Retainer"); an additional annual retainer of $5,000 for each Board Committee on which the non-employee director serves as Chairman ("Committee Retainer"); and an attendance fee of $1,500 and $1,000 for each Board or Committee meeting attended, respectively ("Meeting Fees"). Non-employee directors who become directors during the year will receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan will be reviewed by the Board of Directors from time to time and are subject to change at its discretion without stockholder approval.

        The following description is qualified in its entirety by reference to the text of the Directors' Plan which is set forth in Annex 2 to this Proxy Statement.

   Payment Terms

        Annual retainers and fees are paid by AAG quarterly, in arrears. The quarterly portion of the Board Retainer and Committee Retainer will be paid 50% in cash and 50% in Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the dollar value of the amount to be paid in Common Stock by the average of the closing price of such Common Stock for the ten trading days prior to the end of the prior quarter, as reported on the New York Stock Exchange Composite Tape. On March 14, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape was $16.63. The meeting fees accrued during any quarter, if any, shall be paid by the Company in cash, along with the cash portion of the applicable quarterly retainers.

   Election by Non-Employee Directors to Receive Cash Portion of Their Compensation in Additional Common Stock

        Each non-employee director may elect to receive all or a portion (in 20% increments) of the quarterly cash portion of their applicable retainers for Board service in Common Stock. Such election will be irrevocable for each quarter and shall be made at least six months in advance of the date the non-employee director is to receive the quarterly payment.

   Effective Date; Expiration of Plan; Amendments

         If approved at the Annual Meeting, the Directors' Plan will become effective as of May 23, 1996. Unless earlier terminated by the Board, the Plan shall terminate on May 23, 2006. Subject to certain conditions, the Board may suspend or terminate the Directors' Plan or any portion of it at any time, and may amend it from time to time in such respects as the Board may deem advisable.

        As stated above, the Directors' Plan was adopted by the Board of Directors on May 23, 1996. Pursuant to the Directors' Plan, AAG issued 6,122 shares of Common Stock, which issuance is subject to stockholder approval at the 1997 Annual Meeting.

        The amount of fees and retainers to be received by non-employee directors of AAG will not change as a result of the adoption of the Directors' Plan. However, if the Directors' Plan is approved by stockholders, non-employee directors of AAG will receive at least 50% of their retainers in Common Stock.

   Tax Consequences

        Common Stock received under the Directors' Plan is taxable to the recipient at the fair market value of the Common Stock as of the date of receipt.

        The Board of Directors recommends that stockholders vote FOR the proposal to approve the AAG Directors' Compensation Plan. The Company has been informed that AFG intends to vote its shares FOR approval of the AAG Directors' Compensation Plan.



                                    MANAGEMENT

        The directors and executive officers of AAG are:


                                                                   Director or
            Name              Age*                Position           Officer
   Since

   Carl H. Lindner             77      Chairman of the Board and       1987
                                       Chief Executive Officer

   S. Craig Lindner            41      Director and President          1993

   Robert A. Adams             51      Director, Executive Vice        1992
                                       President and Chief Operating
                                       Officer

   A. Leon Fergenson           84      Director                        1987

   Ronald G. Joseph            60      Director                        1994

   John T. Lawrence III        45      Director                        1994

   William R. Martin           67      Director                        1994

   Ronald F. Walker            58      Director                        1987

   John B. Berding             34      Senior Vice President,          1993
                                       Investments

   Keith A. Jensen             45      Senior Vice President           1997

   William J. Maney            47      Senior Vice President,          1993
                                       Treasurer and Chief
                                       Financial Officer

   Mark F. Muething            37      Senior Vice President,          1993
                                       General Counsel and
                                       Secretary

   Jeffrey S. Tate             40      Senior Vice President           1993

   Christopher P. Miliano      38      Vice President, Controller      1993
                                       and Assistant Treasurer

   Richard L. Magoteaux        36      Vice President                  1996


   [FN]
   * As of March 1, 1997




        Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company, and Chairman of the Board of American Financial Enterprises, Inc. ("AFEI"), a company whose assets consist primarily of investments in AAG and AFG; and Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. AFG owns a substantial beneficial interest (over 40%) in AFEI and Chiquita. He also serves as a director of American Financial Corporation ("AFC") and American Premier Underwriters, Inc. ("APZ"), both of which are wholly-owned subsidiaries of AFG. Carl H. Lindner is the father of S. Craig Lindner.

        S. Craig Lindner was elected President and a director of AAG in March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including AAG. He is also a director of AFG, AFC and APZ.

        Robert A. Adams was elected a director of AAG in October 1993. Mr. Adams was elected Executive Vice President and Chief Operating Officer of the Company in December 1992. For more than five years prior to election as an officer of the Company, he was Senior Vice President and a director of Great American Insurance Company ("GAI"), a wholly-owned subsidiary of AFG engaged in the property and casualty insurance business.

        A. Leon Fergenson has been a director of AAG since 1987. For more than five years, Mr. Fergenson has been a private investor and a director of various corporations. He is also a director of Sequa Corporation and several mutual funds managed by Neuberger & Berman, Inc.

        Ronald G. Joseph was elected a director of AAG in March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

        John T. Lawrence III was elected a director of AAG in March 1994. Mr. Lawrence has been a Senior Vice President with PaineWebber Incorporated (formerly Kidder Peabody & Co.), a national investment banking firm, since January 1993. Prior thereto for more than five years he was a Senior Vice President with Prudential Securities Inc.

        William R. Martin was elected a director of AAG in March 1994. Although currently retired, during the past five years Mr. Martin was President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG, AFC, APZ and New Energy Corporation of Indiana, the general partner of a partnership engaged in the production of ethanol.


        Ronald F. Walker has been a director of AAG since 1987. He currently serves as Vice Chairman of GAI. Until April 1995 and for more than five years prior thereto, Mr. Walker served as President and Chief Operating Officer and a director of AFC. He was President and Chief Operating Officer of American Premier Underwriters, Inc. from March 1987 to February 1992, and a director of that company from May 1982 to February 1992. In addition, he served as President and Chief Executive Officer and a director of General Cable Corporation from July 1, 1992 to June 1994. Mr. Walker is also a director of AFG, AFEI, Chiquita and Tejas Gas Corporation, a corporation engaged in the production and distribution of natural gas.

        John B. Berding was elected Senior Vice President - Investments of AAG in March 1993. During the past five years, he has been a Vice President of AMM.

        Keith A. Jensen was elected Senior Vice President of AAG in February 1997. Prior thereto for more than five years he was a partner with Deloitte & Touche LLP, an independent accounting firm.

        William J. Maney was elected Senior Vice President, Treasurer and Chief Financial Officer of AAG in February 1993. Prior thereto for more than five years he was Vice President - Accounting of GAI.

        Mark F. Muething was elected Senior Vice President, General Counsel and Secretary of AAG in October 1993. Prior thereto, he was a partner (from October 1991 to October 1993) and an associate (from August 1984 to October
   1991) with Keating, Muething & Klekamp LLP, a Cincinnati law firm.

        Jeffrey S. Tate was elected Senior Vice President of AAG in February 1993. Prior thereto, he served as Vice President of GAI (from May 1990 to December 1992).

        Christopher P. Miliano was elected Vice President and Controller of AAG in February 1995 and Assistant Treasurer in February 1997. Prior thereto, he served as an Assistant Vice President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).

        Richard L. Magoteaux was elected Vice President of AAG in May 1996. Prior thereto for more than five years he was a Senior Manager with Ernst & Young LLP, an independent accounting firm.

        In December 1993, Citicasters, Inc. completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Although not a director or officer of Citicasters during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of Citicasters prior to 1993 and was again elected Chairman of the Board of Citicasters in January 1994.

   Holdings of Management

        Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 1997, is shown in the following table:

                                  Amount and Nature of     Percent
                                       Beneficial             of
     Name                            Ownership(a)(i)        Class



   Robert A. Adams                      121,852 (b)            *
   A. Leon Fergenson                      4,814                *
   Ronald G. Joseph                      18,841                *
   John T. Lawrence III                   7,879                *
   Carl H. Lindner                   35,059,995 (c)          81.2%
   S. Craig Lindner                  35,148,349 (c)(d)       81.4
   William R. Martin                      5,835                *
   Ronald F. Walker                      18,171                *
   John B. Berding                       20,892                *
   Keith A. Jensen                          ---                --
   William J. Maney                      18,879 (e)            *
   Mark F. Muething                      24,175 (f)            *
   Jeffrey S. Tate                       20,107 (g)            *
   Christopher P. Miliano                10,935 (h)            *
   Richard L. Magoteaux                      40                *
   All Directors and
   Executive Officers as
   a Group (15 persons)               35,420,769             82.0%
   [FN]
   * Less than 1%

   (a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names.

   (b) Includes 1,935 shares allocated to Mr. Adams' account in the American Annuity Group, Inc. Employee Stock Ownership
          Retirement Plan ("ESORP") and 21,989 share equivalents allocated to the American Annuity Group, Inc. Deferred
          Compensation Plan ("Deferred Compensation Plan").

   (c) Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

   (d) Includes 44,100 shares held by his spouse as custodian or as trustee for their minor children and 8,000 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power. Also includes 19,046 shares allocated to Mr. Lindner's account in the Deferred Compensation Plan.


   (e) Includes 1,935 shares allocated to Mr. Maney's account in the ESORP.

   (f) Includes 917 shares allocated to Mr. Muething's account in the ESORP and 3,693 share equivalents allocated to Mr.
          Muething's account in the Deferred Compensation Plan.

   (g) Includes 1,842 shares allocated to Mr. Tate's account in the ESORP.

   (h) Includes 1,477 shares allocated to Mr. Miliano's account in the ESORP.

   (i) Messrs. Adams, Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Walker, Berding, Tate and Miliano also beneficially own 634, 16,000, 4,000, 6,793,701, 4,803,585, 6,000, 44,524, 7,919, 200 and 10
          shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 38,508 shares of AFC preferred stock.




   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held seven meetings and took action in writing on five occasions in 1996.

     Audit Committee.  The Audit Committee consists of three members:  William
   R. Martin (Chairman), A. Leon Fergenson and John T. Lawrence III, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held four meetings in 1996.

     Executive Committee.  The Executive Committee consists of three members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending the By-laws of AAG; filling vacancies in the Board of Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger; consolidation or sale of a substantial portion of the Company's assets; dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1996 but did take action in writing on one occasion.

     Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of AAG or any of its subsidiaries. Ronald
   F. Walker serves as Chairman Emeritus for the Committee and does not participate in decisions of the Committee. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee held four meetings in 1996.

   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual retainer of $25,000 for Board membership and an annual retainer of $5,000 for serving as Chairman of a Board Committee. If the Directors' Plan is approved by stockholders, non-employee directors will receive at least 50% of their retainers in Common Stock. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $1,000 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

     Pursuant to the 1994 Directors' Stock Appreciation Rights Plan, each non-employee director was granted 10,000 stock appreciation rights on March 2, 1994 at an exercise price of $9.62. On each March 1 thereafter, each non-employee director received 1,000 stock appreciation rights. The exercise price of the stock appreciation rights was equal to the average market price of AAG Common Stock for the ten trading days preceding the grant date. In February 1997, the Board of Directors terminated the 1994 Directors' Stock Appreciation Rights Plan and replaced it with the Directors' Stock Option Plan. In connection with the termination of the 1994 Directors' Stock Appreciation Rights Plan, each non-employee director was granted an option to purchase 10,078 shares of Common Stock at $14.38 per share. Pursuant to the Directors' Stock Option Plan, each March 1, each non-employee director will receive a stock option to purchase 1,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the grant date.




   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1996 paid to the chief executive officer and the other four most highly compensated executive officers of AAG.

                            SUMMARY COMPENSATION TABLE


                                                         Long-Term
                              Annual Compensation       Compensation

                                               Other     Securities
   Name and                                    Annual    Underlying  All Other
   Principal                                   Compen-   Options/    Compen-
   Position            Year    Salary   Bonus  sation(b) SARs (c)    sation (d)

   Carl H. Lindner      1996  $101,923   --       $5,685       --          --
    Chairman of the     1995  $101,923   --       $3,956       --          --
    Board and Chief     1994  $101,923   --         --         --          --
    Executive
    Officer (a)


   S. Craig Lindner     1996  $330,231 $407,000     $735       --          --
    President           1995  $318,000 $414,000   $1,915       --          --
                        1994  $296,157 $422,400     --      175,000        --


   Robert A. Adams      1996  $499,423 $445,500  $49,799    476,004    $29,965
    Executive Vice      1995  $479,039 $448,500  $34,527     75,000    $30,000
    President and       1994  $454,808 $450,000  $30,394    175,000    $30,000
    Chief Operating
    Officer


   William J. Maney     1996  $184,481 $115,500   $3,284    127,145    $11,069
    Senior Vice         1995  $176,327 $115,000  $11,769     20,000    $17,480
    President,          1994  $166,252 $120,000   $1,602     20,000    $17,175
    Treasurer and
    Chief Financial
    Officer


   Jeffrey S. Tate      1996  $184,481 $115,500   $7,853    127,145    $11,069
    Senior Vice         1995  $171,231 $115,000   $4,720     20,000    $17,174
    President           1994  $159,233 $108,000   $3,154     20,000    $16,034


   (a) In his capacity as Chief Executive Officer of AAG, Mr. Lindner is paid a base annual salary of $100,000. Mr. Lindner did not participate in any other compensation plans of AAG.

   (b) The amounts listed under "Other Annual Compensation" for 1996 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $15,110 and $5,357, Mr. Maney - $565 and $1,086, and Mr. Tate - $2,092 and $412. The amounts for 1996 also include spousal travel reimbursement of $13,364 for Mr. Adams and $2,899 for Mr. Tate. The amount for Mr. Adams also includes an auto allowance of $14,400. The amounts for Messrs. Carl Lindner and S. Craig Lindner reflect premiums paid for group life coverage in excess of $50,000.

   (c) Amounts for 1996 include options which were granted in connection with a program whereby holders of SARs were given the opportunity to exercise their SARs and were granted a stock option to purchase that number of shares of AAG Common Stock as was equal to the number of SARs exercised by such person less the number of shares of AAG Common Stock issued to such person upon exercise of the SARs. The number of options issued to each person pursuant to this program are as follows: Mr. Adams - 366,004, Mr. Maney - 82,145 and Mr. Tate - 82,145.

   (d) Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the AAG ESORP and AAG Auxiliary ESORP.

     Stock Appreciation Rights ("SAR") grants for the year ended December 31, 1996 for the Executive Officers named in the Summary Compensation Table are as follows:

                                SAR GRANTS IN 1996

                                                 Potential Realizable Value at
                                           Assumed Annual Rates of Stock Price
                    Individual Grants             Appreciation for SAR Term(a)

                    % of Total
                       SARs
                    Granted to
                    Employees   Exercise
             SARs   in Fiscal   or Base  Expiration
 Name       Granted   Year      Price(b)    Date(c)   0%    5%        10%
 Carl H.
 Lindner       --       --        --         --       --      --        --

 S. Craig
 Lindner       --       --        --         --       --      --        --

 Robert A.
 Adams       50,000   15.5%     $11.25    2/7/2006   $37,500 $414,837  $993,745

 William J.
 Maney       20,000    6.2%     $11.25    2/7/2006   $15,000 $165,935  $397,498

 Jeffrey S.
 Tate        20,000    6.2%     $11.25    2/7/2006   $15,000 $165,935  $397,498

   (a) The Potential Realizable Value is calculated based on a market price for the AAG Common Stock on February 7, 1996, the date of grant of the SARs, of $12.00 per share.

   (b) The closing price for AAG Common Stock on February 7, 1996, the date of grant of the SARs, was $12.00 per share.



     SARs exercised during the year ended December 31, 1996 by the Executive Officers named in the Summary Compensation Table are as follows:


                         AGGREGATED SAR EXERCISES IN 1996
                       AND SAR VALUES AT DECEMBER 31, 1996

                                                  Number of
                                                 Securities          Value of
                                                 Underlying       Unexercised
                                                Unexercised      In-the-Money
                                             SARs at Fiscal    SARs at Fiscal
                                                   Year End          Year End
                 SARs
               Exercised    Value              Exercisable/      Exercisable/
     Name        (a)       Realized           Unexercisable     Unexercisable

   Carl H.
    Lindner        --          --                      --               --

   S. Craig
    Lindner        --          --                      --               --

   Robert A.
    Adams        425,000   $1,563,375                  --               --

   William J.
    Maney         95,000     $340,650                  --               --

   Jeffrey S.
    Tate          95,000     $340,650                  --               --

   [FN]

   (a) The SARs were exercised on November 29, 1996 in connection with a program whereby holders were given the opportunity to exercise their SARs and were granted a stock option to purchase that number of shares of AAG Common Stock as was equal to the number of SARs exercised by such person less the number of shares of AAG Common Stock issued to such person upon exercise of the SARs.

     Stock option grants for the year ended December 31, 1996, for the



   Executive Officers named in the Summary Compensation Table are as follows:

                           STOCK OPTION GRANTS IN 1996

                                                   Potential Realizable Value at
                                             Assumed Annual Rates of Stock Price
                      Individual Grants    Appreciation for Stock Option Term(a)

                       % of Total
                      Stock Options
            Stock     Granted to
            Options   Employees in Exercise  Expiration
   Name     Granted   Fiscal Year  Price(b)  Date(c)     0%       5%      10%
   Carl H.
   Lindner     --         --          --       --       --      --     --

   S. Craig
   Lindner     --         --          --       --       --      --     --

   Robert A.
   Adams    366,004(d) 23.6%      $13.25    11/29/2006  0  $3,049,858 $7,728,939
             60,000     3.9%      $13.75    12/19/2006  0    $518,838 $1,314,838

   William
   J. Maney  82,145(d)  5.3%      $13.25    11/29/2006  0    $684,502 $1,734,663
             25,000     1.6%      $13.75    12/19/2006  0    $216,183   $547,849

   Jeffrey
   S. Tate   82,145(d)  5.3%      $13.25    11/29/2006  0    $684,502 $1,734,663
             25,000     1.6%      $13.75    12/19/2006  0    $216,183   $547,849


   (a) The Potential Realizable Value is calculated based on a market price for AAG Common Stock of $13.25 for stock options granted on November 29, 1996 and $13.75 for stock options granted on December 19, 1996.

   (b) The closing price for AAG Common Stock on November 29, 1996 was $13.25 and on December 19, 1996 was $13.75.

   (c) The stock options become exercisable to the extent of 20% on each of the first five anniversaries of the date of grant.

   (d) These options were granted in connection with a program whereby holders of SARs were given the opportunity to exercise their SARs and were granted a stock option to purchase that number of shares of AAG Common Stock as was equal to the number of SARs exercised by such person less the number of shares of AAG Common Stock issued to such person upon exercise of the SARs.

     The following table contains information on the value of unexercised options as of December 31, 1996:


                       AGGREGATED OPTION EXERCISES IN 1996
                      AND OPTION VALUES AT DECEMBER 31, 1996

                                                  Number of          Value of
                                                 Securities       Unexercised
                                                 Underlying      In-the-Money
                                                Unexercised        Options At
                                                 Options at       Fiscal Year
                                            Fiscal Year End           End (a)



                Options     Value              Exercisable/      Exercisable/
     Name      Exercised   Realized           Unexercisable     Unexercisable

   Carl H.
    Lindner        --          --                      --           --

   S. Craig
    Lindner        --          --                      --           --

   Robert A.
    Adams          --          --               0/426,004        0/$344,884

   William J.
    Maney          --          --               0/107,145         0/$81,788

   Jeffrey S.
    Tate           --          --               0/107,145         0/$81,788

   [FN]
   (a) The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1996, of $14.13 per share.

     There were no stock options exercised during the year ended December 31, 1996.

   Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of two directors, neither of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. AAG's cash compensation for executive officers in 1996 was comprised principally of annual base salaries and payments pursuant to the 1996 Corporate Bonus Plan. The grant of stock appreciation rights and stock options to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

     Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

     1996 Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to participate in the 1996 Corporate Bonus Plan. The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operational goals for the Company, with the financial goals accounting for 75% of the bonus potential and the operational goals accounting for the other 25%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1996 are amounts awarded to participating executive officers in December 1996. In some cases, bonuses were not paid until January 1997. In most cases, bonuses were paid at the rate of 110% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factor in evaluating the Company's operational goals was significant improvements in the Company's capital structure.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFG and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1996, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Appreciation Rights and Stock Options . SARs and stock options represent a performance-based portion of the Company's compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of SARs and stock options. In November 1996, the Company began issuing stock options rather than SARs and terminated the SAR
   plan.  As of December 31, 1996, there were no SARs outstanding.    SARs were
   granted at exercise prices equal to the average of the market price for AAG Common Stock for the ten trading days preceding the date of grant and became exercisable at the rate of 20% per year. Incentive stock options are granted with an exercise price equal to the fair market value of AAG Common Stock on the date of grant and also become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162.   Provisions of the Internal Revenue
   Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. It was not considered by the Committee in determining 1996 compensation.

                Members of the Organization and Policy Committee:

                                 Ronald G. Joseph
                               John T. Lawrence III


     Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald G. Joseph and John T. Lawrence III, neither of whom was during 1996 or prior years an officer or employee of AAG or any of its subsidiaries. Ronald F. Walker serves as Chairman Emeritus of the Committee and does not participate in decisions of the Committee. Until April 1995, Mr. Walker was President and Chief Operating Officer of AFC, which owned all of the outstanding capital stock of GALIC prior to the acquisition of GALIC by AAG on December 31, 1992. AFG beneficially owns 81.2% of the outstanding shares of AAG Common Stock. See "Certain Transactions" for additional information concerning relationships between AAG and AFG and their respective subsidiaries.

     In addition, Carl H. Lindner, Chairman of the Board and Chief Executive Officer of AAG, is Chairman of the Board and Chief Executive Officer of AFG. The Compensation Committee of AFG's Board of Directors sets the compensation which Mr. Walker receives from AFG.

     Performance Graphs. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Life Insurance Industry Index ("S&P Life") from the end of 1991 to the end of 1996. The graph assumes $100 invested on December 31, 1991 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.

   (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                                            1991 1992  1993 1994  1995 1996
   American Annuity Group, Inc.              100   91   146  142   178  211
   S&P LIFE                                  100  134   136  113   162  198
   S&P 500                                   100  108   118  120   165  203


   Certain Transactions

      AAG and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to AAG's insurance subsidiaries in accordance with guidelines approved by AAG's directors who are not affiliated with AFG.
   AAG and its subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment expenses charged by AMM to AAG and its subsidiaries were $4.7 million in 1996. In connection with the purchase of GALIC by AAG, GAI agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. In fulfillment of its commitment, on December 28, 1995, GAI agreed that until December 31, 1997, it would purchase shares of Series B Preferred Stock of AAG in amounts necessary to neutralize the estimated impact of the adoption of this actuarial guideline. In addition, AMM agreed to reduce the fees owed by AAG and its subsidiaries under certain circumstances. In December 1996 and 1995, GAI purchased $21.7 million and $17 million, respectively, of Series B Preferred Stock. AFC bought an additional $10.3 million of Series B Preferred Stock from AAG on December 31, 1996 in connection with this obligation. The balance of the Series B Preferred Stock, if any, necessary to neutralize the impact of this actuarial guideline may be purchased prior to December 31, 1997.

     AAG, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. In accordance with terms of AAG's indentures, AAG receives GALIC's tax allocation payments for the benefit of AAG's deductions arising from current operations. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1996, AAG and its subsidiaries which are included in the AFC consolidated tax group incurred income tax expense of $8.3 million. In 1996, AAG paid AFC $22.7 million in tax allocation payments, which included amounts related to 1995.

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio, under a lease which expires in March 2009. GALIC recorded rental income of approximately $1 million from GAI in 1996. In 1996, AAG made net payments of approximately $600,000 to Chiquita for the sublease of certain office space and other facilities in Cincinnati, Ohio. The payments to Chiquita are net of approximately $100,000 received by AAG from Chiquita for the early cancellation of a sublease.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from American Premier Underwriters, Inc. ("APZ") obligate the Company to reimburse APZ for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The Company paid approximately $350,000 to APZ with respect to this liability during 1996.

     AAG purchased various property and casualty insurance from GAI and paid $67,000 in premiums in 1996.

     AAG and subsidiaries purchased airline tickets and travel related services through a travel agency subsidiary of AFG in 1996 for $1.3 million. This amount includes the portion ultimately paid to the airlines or other service provider.

     GALIC is a participating lender in a credit facility made available to New Energy Company of Indiana Limited Partnership, the general partner of which is 28% owned by Chiquita Brands International. New Energy Company is engaged in the production of ethanol. Outstanding loans bear interest at the prime rate plus 3%. The highest outstanding balance owed to GALIC during 1996 was $900,000 and the balance owed to GALIC at year-end 1996 was $600,000.

     GALIC is a participating lender under a credit agreement with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG. Outstanding loans bear interest at 13% per annum. The highest outstanding balance owed to GALIC during 1996 and the balance at year-end 1996 was $2.1 million.

     In connection with the GALIC purchase, GALIC's costs for state guarantee funds are set at $1 million per year for a five-year period with respect to insurance companies in receivership, rehabilitation, liquidation or similar situation at December 31, 1992. For any year from 1993 through 1997 in which GALIC pays more than $1 million to the various states, GAI will reimburse GALIC for the excess assessments. For any year in which GALIC pays less than $1 million, AAG will pay GAI the difference between $1 million and the assessed amounts. GAI reimbursed GALIC $1.2 million in 1996 for certain of the assessments.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the Company's principal offices or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposals 1, 2, 3 and 4. If a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The eight nominees receiving the highest number of votes will be elected as directors.

     The affirmative vote of the holders of at least a majority of the total number of shares of AAG Common Stock represented at the Annual Meeting will be required to adopt Proposal 2 (relating to the 1994 Stock Option Plan), Proposal 3 (relating to the 1997 Directors' Stock Option Plan) and Proposal 4 (relating to the Directors' Compensation Plan). If Proposals 2, 3 or 4 are not approved, any stock options or shares issued pursuant to those plans will be cancelled.

     With the exception of the election of Directors, abstentions and broker non-votes will have the same effect as a vote against any of the foregoing proposals.

   Independent Auditors

     The accounting firm of Ernst & Young served as the Company's independent auditors for the fiscal year ended December 31, 1996. Ernst & Young also serves as independent auditors for AFG and many of its subsidiaries. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.




   Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires AAG's officers, directors and persons who own more than ten percent of AAG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AAG with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, AAG believes that during fiscal 1996 all filing requirements were met, except for one filing by Robert A. Adams reporting the purchase of 3,000 shares of AAG Common Stock which was filed three days after the due date.


   Nominations and Stockholder Proposals for 1998 Annual Meeting

     The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at its principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director."

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by AAG not later than December 1, 1997 in order to be considered for inclusion in AAG's proxy statement for that meeting. Any such proposal should be communicated in writing to the Secretary of AAG at the Company's principal offices.

   Annual Report and Form 10-K Report

     An annual report for the year ended December 31, 1996, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.

     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P. O. BOX 120, CINCINNATI, OHIO 45201-0120.

   Cincinnati, Ohio
   March 24, 1997

                                                                        Annex 1

                           AMERICAN ANNUITY GROUP, INC.
                        1997 DIRECTORS' STOCK OPTION PLAN


   1.     PURPOSE

     The purpose of the American Annuity Group 1997 Directors Stock Option Plan (the "Plan") is to aid American Annuity Group (the "Company") in attracting and retaining directors of outstanding competence, dedication and loyalty. Consistent with this objective, the Plan provides for the grant to non-employee directors of options to purchase ("Options") shares of the Common Stock, $1.00 par value per share, of the Company (the "Common Stock") pu-rsuant to the terms and conditions hereinafter set forth. No Options granted under the Plan shall be qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. As used herein, the term "Subsidiary" means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Company.

   2.     EFFECTIVE DATE

     The Plan was approved by the Board of Directors of the Company (the "Board of Directors") and became effective on February 13, 1997 (the "Effective Date").

   3.     ADMINISTRATION

     The Plan shall be administered by the Organization and Policy Committee of the Board of Directors or such other committee appointed by the Board of Directors (the "Committee"). The Committee will consist of three or more directors who may also be eligible to participate in the Plan. The Committee has the authority to (I) interpret the provisions of the Plan and decide all questions of fact arising in its application and (ii) prescribe such rules and procedures for Plan administration as from time to time it may deem advisable.

   4.     ELIGIBILITY

     Options under the Plan shall be granted only to persons who are directors of the Company and who are not employees of the Company or a Subsidiary. No Options under the Plan shall be granted to any person who is an employee of the Company or a Subsidiary.

   5.     GRANT OF OPTIONS

     Options shall automatically be granted pursuant to the terms of this Section without further action by the Board of Directors. The date on which Options are granted hereunder shall be referred to herein as the "Date of Grant."

   5.1 On the Effective Date, each person serving as a director of the Company who is not an employee of the Company or a Subsidiary shall be granted Options for 10,078 shares of Common Stock.

   5.2 On each March 1 following the Effective Date during the term of the Plan, each person serving as a director of the Company on such date who is not an employee of the Company or a Subsidiary shall be granted Options for 1,000 shares of Common Stock.

   5.3 Each person who is elected as a director of the Company, who (i) was not a director of the Company on the Effective Date, and (ii) is not an employee of the Company or a Subsidiary on the date of election as a director, shall be granted Options for 10,000 shares of Common Stock on the date such person is elected a director.

   5.4 All Options granted pursuant to the Plan shall have a Grant Price determined pursuant to Section 7.1 hereof.

   6.     AVAILABLE OPTIONS

     Except as otherwise required or permitted by Paragraph 6.2, the aggregate number of shares obtainable upon exercise of Options which may be granted under the Plan shall not exceed 500,000. If an Option expires, terminates, is forfeited or is otherwise surrendered, in whole or in part, the shares allocable to such Option shall again become available for grant under the Plan.

   7.     TERMS AND CONDITIONS OF OPTIONS

   7.1 Stock Option Agreement. Each Option granted pursuant to the Plan shall be evidenced by a written agreement (the "Agreement") between the Company and the person to whom the Option is granted (the "Grantee") in such form or forms as the Committee, from time to time, shall prescribe, which shall comply with and be subject to the terms and conditions of this Para-graph 7. In addition, the Committee may, in its absolute discretion, include in any such Grant other terms, conditions and provisions that are not inconsistent with the express provisions of the Plan.

   7.2 Option Price. The initial price at which each Option may be granted on the Effective Date shall be $14.38. Thereafter, the price at which each Option is granted under the Plan shall be the average of the means between the high and low sales prices for shares of the Common Stock for the ten consecutive trading days immediately preceding the Date of Grant as reported on the New York Stock Exchange Composite Tape (or the principal market on which the Common Stock is traded, if the Common Stock is not listed on that exchange at any time during such ten day period). The price at which an Option is granted is the "Option Price." Notwithstanding the foregoing, if the number of shares of Common Stock subject to any Option is adjusted pursuant to Paragraph 6.2 hereof, a corresponding adjustment shall be made to the Option Price.

   7.3 Duration of Options. Each Option granted under the Plan shall expire and all rights pursuant thereto shall cease on the date which shall be the tenth anniversary of the Date of Grant (the "Expiration Date").

   7.4 Vesting of Options. Each Option granted hereunder may be exercised to the extent that the Grantee is vested in such Option. The Options will vest according to the following schedule:

                                                          Shares
                                                            Rep-
                                                          resented
         Number of Years the Grantee has remained a        by an
                         director                        Option in
          of the Company following the Date of Grant      which a
                                                         Grantee is
                                                           Vested

        Under one . . . . . . . . . . . . . . . . . . .    0%
        At least one but less than two  . . . . . . . .   20%
        At least two but less than three  . . . . . . .   40%
        At least three but less than four . . . . . . .   60%
        At least four but less than five  . . . . . . .   80%
        Five or more  . . . . . . . . . . . . . . . . .  100%

     Anything contained in this Paragraph 7.3 to the contrary notwithstanding, a Grantee shall become fully (100%) vested in each of his or her Options under the following circumstances: (i) upon termination of the Grantee's service as a director of the Company for reasons of death, Disability or Retirement (as such terms are defined in Paragraphs 7.7.4 and 7.7.5); (ii) if the Committee, in its sole discretion, determines that acceleration of the Option vesting schedule would be desirable for the Company; or (iii) if such Options vest pursuant to Paragraph 7.4.

   7.5 Exercise of Options. A person entitled to exercise an Option may exercise it to the extent vested by providing written notice of exercise to the Secretary of the Company. Such written notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price for such shares. The date of exercise of an Option or portion thereof shall be the date of receipt by the Company of such written notice provided, however, that for purposes of an issuance of shares upon exercise, the date of issuance shall be as soon as practicable after exercise but shall be no earlier than a date which is at least ten (10) business days after receipt of notice of exercise. Until shares are actually issued, those shares shall not be deemed outstanding for any purpose.

     7.5.1 Payment of Option Price. Payment for shares purchased upon exercise of an Option may be made

          (i)  in cash (including a check, bank draft or money order),

          (ii) by the tender of Common Stock held by the Grantee, which Common Stock tendered shall be valued at the last sale price reported on the New York Stock Exchange Composite Tape (or the principal market on which the Common Stock is traded, if the Common Stock is not then listed on that exchange);

          (iii)a combination of (I) and (ii) above;

          (iv) instructions by the Grantee to the Company to withhold from Common Stock issuable upon exercise that number of shares which are valued on the date of exercise equal to the exercise price for the Option or portion thereof being exercised, which Common Stock shall be valued as set forth in (ii) above; or

          (v) with the approval of the Committee, by any other method or in any other form authorized by the Committee and reflected in the related Stock Option Agreement or in any written notice relative thereto as may be from time to time delivered by the Committee to the Grantee.

   7.6 Nontransferability. Options shall not be transferable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and may be exercised, during the lifetime of the Grantee, only by the Grantee.

   7.7 Termination of Service as a Director. Unless otherwise determined by the Committee, the following rules shall apply in the event of Grantee's termination of service as a director of the Company.

     7.7.1 Except as provided in Paragraph 7.7.4 or 7.7.5, in the event of a Grantee's termination of service as a director of the Company either (1) as a result of his removal as a director for cause or (2) as a result of resignation of the director, his or her Option shall immediately terminate.

     7.7.2 In the event of the Grantee's termination of service as a director under circumstances other than those specified in Paragraph 7.7.1 hereof and for reasons other than death, Disability (as defined in Paragraph 7.7.4) or Retirement (as defined in Paragraph 7.7.5), his or her Options shall terminate on the date which is 90 days from the date of such termination of service as a director or on its Expiration Date, whichever shall first occur.

     7.7.3 In the event of the death of a Grantee while he or she is serving as a director of the Company, such Option shall terminate on the first anniversary of the Grantee's death or on its Expiration Date, whichever shall first occur.

     7.7.4 In the event of the Grantee's termination of service as a director due to mental or physical infirmity of the Company
     ("Disability"), his or her Options shall terminate on first anniversary of such Disability, or on its Expiration Date, whichever shall first occur.

     7.7.5 In the event that the Grantee's service as a director terminates after five or more years of service as a director ("Retirement"), his or her Options shall terminate on the second anniversary of the date of such Retirement or on its Expiration Date, whichever shall first occur.

     7.7.6 Anything contained in this Paragraph 7.7 to the contrary notwithstanding, an Option may only be exercised following the Grantee's termination of service as a director for reasons other than death, Disability or Retirement if, and to the extent that, such Option was exercisable immediately prior to such termination service as a director.




   7.8 No Rights as Stockholder or to Continue as a Director. No Grantee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock prior to the date of issuance to him or her of a certificate representing such shares issued pursuant to Paragraph 7.5.2, and neither the Plan nor any Option granted under the Plan shall confer upon a Grantee any right to continue to serve as a director.

   8.     ADJUSTMENTS TO SHARES AND OPTION PRICE

     The total number and character of shares available for Options under the Plan, the number and character of shares subject to outstanding Options and the Option Price shall be appropriately adjusted by the Committee in the event of any change in the number or character of outstanding shares of Common Stock resulting from a stock dividend, subdivision or combination of shares or reclassification. In the event of a merger or consolidation of the Company or a tender offer for shares of Common Stock, the Committee may make such adjustments with respect to Options under the Plan and take such other actions as it deems necessary or appropriate to reflect, or in anticipation of, such merger, consolidation or tender offer, including, without limitation, the substitution of new Options, the termination or adjustment of outstanding Options, the acceleration of Options, or the removal of limitations or restrictions on outstanding Options.

   9.     ISSUANCE OF SHARES; RESTRICTIONS

   9.1 Unless any shares of Common Stock to be issued by the Company under the Plan have been registered under the Securities Act of 1933 (the "Securities Act"), and, in the case of any Grantee who may be deemed an "affiliate" of the Company as defined in Rule 405 under the Securities Act, such shares have been registered under the Securities Act for resale by such Grantee, or unless the Company has determined that an exemption from registration is available, the Company may require prior to and as a condition of the issuance of any shares of Common Stock that the person receiving such shares hereunder furnish the Company with a written representation in a form prescribed by the Committee to the effect that such person is acquiring such shares solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such shares otherwise than in accordance with the provisions of Rule 144 under the Securities Act unless and until either the shares are registered under the Securities Act or the Company is satisfied that an exemption from such registration is available.

   9.2 Anything contained herein to the contrary notwithstanding, the Company shall not be able to issue any shares of Common Stock under the Plan unless and until the Company is satisfied that such sale or issuance complies with (i) all applicable requirements of the New York Stock Exchange (or the governing body of the principal market in which the Common Stock is traded, if the Common Stock is not then listed on that exchange), (ii) all applicable provisions of the Securities Act and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

   10.    TERM OF THE PLAN

     Unless the Plan has been sooner terminated pursuant to Paragraph 10 hereof, the Plan shall terminate on, and no Options shall be granted after the tenth anniversary of the Effective Date. The provisions of the Plan, however, shall continue thereafter to govern all Options theretofore granted, until the exercise, expiration or cancellation of the Options.






   11.    AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors at any time may terminate or suspend the Plan or amend it from time to time in such respects as it deems desirable; provided that, without the further approval of the stockholders no amendment shall cause the Plan to fail to satisfy the conditions of an exempted plan under Rule 16b-3, and provided further that, subject to the provisions of Paragraph 8 hereof, no termination of or amendment to the Plan shall adversely affect the rights of any participant without the consent of such participant, as the case may be. In addition, the provisions of the Plan shall not be amended more than once every six months, other than to comport with changes to the Code, ERISA, or the rules thereunder.

   12.    STOCKHOLDER APPROVAL

     This Plan and any Grants made hereunder are conditioned upon approval of the Plan at the 1997 Annual Meeting of Stockholders of the Company. If such approval is not obtained, the Plan and any Grants made hereunder shall automatically terminate and be of no further force or effect and a Grantee shall have no rights under the Plan or any Grant.





                                                                        Annex 2
                           AMERICAN ANNUITY GROUP, INC.
                           DIRECTORS COMPENSATION PLAN


   PREAMBLE

     This Directors Compensation Plan ("Plan") has been adopted by the Board of Directors of American Annuity Group, Inc. (the "Company") in order to align further the interests of the Company's non-employee directors with the interests of stockholders by providing that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of common stock of the Company.

     Directors who are not officers or employees of the Company are paid an annual retainer ("Board Retainer"), an additional annual Board Committee Chairmanship retainer ("Committee Retainer") and an attendance fee for each Board or Committee meeting attended ("Meeting Fees"), in amounts which shall be set by the Board of Directors. The initial amounts established by the Board of Directors for the retainers and fees are set forth on the attached
   Schedule 1. These amounts may be changed by the Board of Directors from time to time without shareholder approval.

   1.     PAYMENT OF COMPENSATION TO NON-EMPLOYEE DIRECTORS.

     The Board Retainer and Committee Retainer shall be paid by the Company quarterly, in arrears, as soon as practicable following the end of each quarter. The quarterly portion of the Board Retainer and Committee Retainer (if applicable) shall be paid 50% in cash and 50%, or in such percentage as an eligible director may elect pursuant to Section 2 below, in the form of shares of the Company's common stock, par value $1.00 per share ("Common Stock").

     The number of shares of Common Stock to be issued pursuant to this Plan shall be determined by dividing the amount of the retainers payable in Common Stock by the average of the per share Fair Market Value of the Common Stock (as defined in Section 3 below) for the ten trading days immediately prior to the end of each quarter; the resulting number shall then be rounded up to the nearest share.

     The Meeting Fees accrued during any quarter, if any, shall be paid by the Company at the end of such quarter in cash, along with the cash portion of the applicable quarterly retainers.

   2. ELECTION BY NON-EMPLOYEE DIRECTORS TO RECEIVE CASH PORTION OF THEIR COMPENSATION IN ADDITIONAL COMPANY COMMON STOCK.

     Each non-employee director may elect to receive all or a portion (in 20% increments) of the quarterly cash portion of their applicable retainers for Board services in shares of Common Stock. Such election shall be irrevocable for each quarter and shall be made at least six months in advance of the date the non-employee director is to receive the quarterly payment.

   3.     FAIR MARKET VALUE OF COMPANY COMMON STOCK.

     "Fair Market Value" means the last sale price reported on any stock exchange or over-the-counter trading system on which the Common Stock is trading on the last trading day prior to a specified date or, if no last sales price is reported, the average of the closing bid and asked prices for a share of Common Stock on a specified date. If no sale has been made on any date, then prices on the last preceding day on which any such sale shall have been made will be used in determining Fair Market Value under either method prescribed in the previous sentence.

   4.     RESTRICTIVE LEGEND; HOLDING PERIOD FOR SHARES OF COMMON STOCK.

     In order to comply with certain provisions of the Federal securities laws, all certificates representing shares of Common Stock issued pursuant to this Plan shall bear the following restrictive legend which will prevent the recipient from disposing of such shares for six months from the date of issuance:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED UNTIL THE EXPIRATION OF THE SIX MONTH PERIOD BEGINNING ON THE DATE OF ORIGINAL ISSUANCE OF THIS CERTIFICATE BY AMERICAN ANNUITY GROUP, INC. (THE "COMPANY") AS PROVIDED BY SECTION 4 OF THE COMPANY'S DIRECTORS' COMPENSATION PLAN EFFECTIVE AS OF MAY 23, 1996. A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

     When the legend requirement imposed by this Section shall terminate, the holder of shares of Common Stock for which such legend requirements have terminated may request that the Company (at its expense) promptly issue replacement certificates representing such shares without such legend.

   5.     NO RIGHT TO CONTINUANCE AS A DIRECTOR.

     Neither the action of the company in establishing this Plan, nor the issuance of Common Stock shall be deemed to create any obligation on the part of the Board to nominate any non-employee director for re-election by the Company's stockholders or to be evidence of any agreement or understanding, express or implied, that the non-employee director has a right to continue as a director for any period of time or at any particular rate of compensation.

   6.     SHARES SUBJECT TO THE PLAN.

     One Hundred Thousand shares of Common Stock are authorized for issuance under this Plan in accordance with the provisions hereof. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder through the acquisition of outstanding shares.

   7.     EFFECTIVE DATE AND EXPIRATION OF PLAN.

     This Plan shall be effective as of the date of adoption by the Board of Directors ("Effective Date"). The Plan is subject to approval by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the next Annual Meeting of Stockholders held after the Effective Date. Any issuance of shares pursuant to this Plan is conditioned upon stockholder approval at such meeting. Any shares issued pursuant to this Plan prior to stockholder approval may not be sold or transferred prior to receipt of such approval. If the Plan is not approved at such meeting, the Plan shall terminate immediately as of such date and any shares issued shall be cancelled as of that date and the directors as to whom such shares were issued shall be paid in cash, without interest, the amount of Board Retainer and Committee Retainer which was
   originally paid in Common Stock.   Unless earlier terminated by the Board
   pursuant to Section 9, this Plan shall terminate on the tenth anniversary of the Effective Date. No shares of Common Stock shall be issued pursuant to this Plan after its termination date.

   8.     PAYMENT IN EVENT OF DEATH.

     If a non-employee director dies (before or after his or her retirement), any portion of his or her compensation pursuant to this Plan (whether or not deferred) then unpaid shall be paid to the beneficiaries named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, his or her personal representative.

   9.     AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.

     The amount, pricing and timing of Company Common Stock issuances pursuant to this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.


     The Board may suspend or terminate this Plan or any portion of it at any time, and may amend it, subject only to the preceding paragraph, from time to time in such respects as the Board may deem advisable in order that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval, increase the number of shares of Common Stock which may be issued under the Plan, materially modify the requirements as to eligibility for participating in the Plan, or extend the termination date of the Plan.

                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting


   Registration Name and Address



   The undersigned hereby appoints William J. Maney and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 22, 1997 at 10:00 a.m., Eastern Time, and any adjournment of such meeting.

        The Board of Directors recommends a vote FOR each of the following
   Proposals:

   1.     Election of Directors

          / /  FOR AUTHORITY to elect the          / /  WITHHOLD AUTHORITY to
               nominees listed below (except         vote for every nominee
               those whose names have been           listed below
               crossed out)

               Robert A. Adams     John T. Lawrence III William R. Martin
               A. Leon Fergenson   Carl H. Lindner      Ronald F. Walker
               Ronald G. Joseph    S. Craig Lindner

   2. Approval of an amendment to the AAG 1994 Stock Option Plan to increase the maximum number of options to be granted from 1,500,000 to 2,000,000.

          / / FOR              / / AGAINST         / / ABSTAIN

   3.     Approval for the AAG 1997 Directors' Stock Option Plan.

          / / FOR              / / AGAINST         / / ABSTAIN

   4.     Approval of the AAG Directors' Compensation Plan.

          / / FOR              / / AGAINST         / / ABSTAIN


   DATE: ___________________, 1997     SIGNATURE:
                                       ________________________________________

                                       SIGNATURE:
                                       ________________________________________
                                       (if held jointly) Important:  Please
                                       sign exactly as name appears hereon
                                       indicating, where proper, official
                                       position or representative capacity. In case of joint holders, all should sign.

      This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR each Proposal. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.